EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports First Quarter 2021 Financial Results

BURLINGAME, Calif., April 29, 2021 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the first quarter ended March 31, 2021.

“In the first quarter we initiated our registration Phase 3 clinical trial evaluating our B cell activating antibody, CPI-006, in hospitalized patients with COVID-19 and several sites are now enrolling patients,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “It is apparent that COVID-19 will be an ongoing global public health concern, with cases rising in some countries, the emergence of new variants, and waning immunity. To address this, we are working with U.S. and international trial sites and remain on track with our trial plan, with full enrollment expected by year end. Outside of COVID-19, we are advancing our partnership with Angel Pharmaceuticals and they anticipate filing an IND, in mid-2021, in China to begin our global Phase 2 trial of our ITK inhibitor, CPI-818, in patients with T cell lymphoma. And we continue to be one of the leaders in the area of adenosine blockade for cancer therapy and are moving forward with plans to conduct additional trials with ciforadenant and our anti-CD73 antibody, CPI-006 for cancer. In addition to blocking the production of adenosine, CPI-006 has demonstrated activation of B cells. Presentations by others at the recent American Association of Cancer Research Annual Meeting confirmed the role of CD73 in B cell activation supporting our original discoveries in this area.”

2021 Key Areas of Focus
Corvus is focused on several potential transformational opportunities in its pipeline in 2021, headlined by the execution of its global Phase 3 study of CPI-006 in COVID-19. The Company is also efficiently advancing its other clinical programs, CPI-818 and ciforadenant, along with pre-clinical programs in its pipeline. The highlights from the Company’s clinical pipeline include:

CPI-006 Phase 3 Study for COVID-19

  The Company is on track to complete enrollment in the fourth quarter 2021 in its Phase 3 registration clinical trial of CPI-006, an anti-CD73 B cell activating antibody, for the treatment of hospitalized patients with mild-to-moderate COVID-19. Study sites have been activated in the United States and Canada, and the Company expects additional sites in Europe, Latin America and South Africa will be activated in the near-term. The Company is prioritizing the activation of sites in geographies with a higher incidence of COVID-19 cases and will continue to adapt its site activation plan based on new case trends.
  The CPI-006 Phase 3 study is a randomized, double-blind trial that is planned to enroll up to 1,000 patients, who will be randomized into one of three arms and receive either 1.0 mg/kg or 2.0 mg/kg of CPI-006, or placebo. The primary endpoint of the study is the proportion of patients that progress to requiring mechanical ventilation or death within 28 days of dosing. The study will include an interim safety and futility analysis.

CPI-006 for Cancer

  The Company plans to expand a cohort in its ongoing Phase 1/1b study of CPI-006 for advanced cancer.  The expansion of this cohort is based on the identification of tumor types with biologic features best addressed by the unique mechanism of action of CPI-006, including its immunostimulatory properties.

CPI-818 Phase 2 Study for T cell lymphoma in Partnership with Angel Pharmaceuticals

  Angel Pharmaceuticals plans to file an investigational new drug application (IND) for CPI-818 by mid-year in China. If approved, Angel plans to initiate a Phase 2 clinical trial of CPI-818 for the treatment of refractory T cell lymphomas in late 2021, with the potential to expand into autoimmune and dermatological diseases over time.
  Interim data from the Phase 1/1b clinical trial of CPI-818 for T cell lymphoma demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies. As of March 4, 2021, of seven patients with PTCL, there has been one complete response lasting over 15 months and one partial response lasting for over five months; both responses are ongoing. The interim data was presented at the 62nd American Society of Hematology (ASH) Annual Meeting & Exposition in December 2020.

Ciforadenant Phase 2 Study for Front Line RCC

  Corvus is a leader in the development of precisely targeted therapies targeting the adenosine pathway. Ciforadenant is small molecule antagonist of the adenosine A2A receptor. It is designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. In addition to its B cell activating properties, CPI-006 is a monoclonal antibody that is designed to react with the active site of CD73, blocking the conversion of AMP to adenosine. Ciforadenant and CPI-006 provide complementary approaches to a cancer immunotherapy approach via the adenosine pathway. The Company also discovered the Adenosine Gene Signature, which has demonstrated the potential to serve as a biomarker to identify patients most likely to respond to treatment with ciforadenant.
  The Company plans to collaborate with the Kidney Cancer Consortium to initiate a Phase 2 trial of ciforadenant in first-line therapy for metastatic renal cell cancer (RCC) in combination with pembrolizumab and lenvatinib. The study is expected to enroll approximately 60 patients and is intended to increase complete responses and deep responses in the front-line setting. Preclinical studies indicate adenosine may be a cause of resistance to current therapies with anti PD(L)-1 and tyrosine kinase inhibitors. Tumor biopsies will be evaluated for expression of the adenosine gene signature.

Financial Results

As of March 31, 2021, Corvus had cash, cash equivalents and marketable securities totaling $68.0 million. This compared to cash, cash equivalents and marketable securities of $44.3 million as of December 31, 2020. The increase in cash of $23.7 million resulted from $32.0 million received on February 17, 2021 from the company’s follow-on equity offering with institutional investors, reduced by $8.3 million of cash used in the quarter ended March 31, 2021. Corvus expects full year 2021 net cash used in operating activities to be between $46 million and $48 million.

Research and development expenses for the three months ended March 31, 2021 totaled $8.2 million compared to $10.2 million for the same period in 2020. The decrease of $2.0 million was primarily due to lower clinical trial costs for ciforadenant and a decrease in personnel costs, partially offset by an increase in clinical trial costs for the Company’s CPI-006 Phase 3 Covid-19 trial.

The net loss for the three months ended March 31, 2021 was $11.6 million compared to a net loss of $12.9 million for the same period in 2020. Total stock compensation expense for the three months ended March 31, 2021 was $1.2 million compared to $1.8 million for the same period in 2020.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company. Corvus’ lead product candidate is CPI-006, a humanized monoclonal antibody directed against CD73 that has exhibited immunomodulatory activity and activation of immune cells in preclinical studies. CPI-006 is being evaluated in a Phase 3 clinical trial for the treatment of hospitalized patients with COVID-19 and in a multicenter Phase 1/1b oncology clinical trial as a single agent, in combination with ciforadenant and pembrolizumab. The Company’s second clinical program, CPI-818, is an investigational, oral, small molecule drug that selectively inhibited ITK in preclinical studies, and is in a multicenter Phase 1/1b clinical trial in patients with several types of T-cell lymphomas. Its third clinical program, ciforadenant (CPI-444), is an oral, small molecule inhibitor of the A2A receptor. For more information, visit www.corvuspharma.com.

About CPI-006
CPI-006 is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. While there are other anti-CD73 antibodies and small molecules in development for treatment of cancer, such agents react with a different region of CD73. CPI-006 is designed to react with a region of the molecule that acts to stimulate B cells and block production of immunosuppressive adenosine.

About CPI-818
CPI-818 is an investigational small molecule drug given orally that has selectively inhibited ITK (interleukin-2-inducible T-cell kinase) in preclinical studies. It was designed to possess dual properties: to block malignant T-cell growth and to modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The Company believes the inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas and in patients with autoimmune diseases. The Company is conducting a Phase 1/1b trial in patients with refractory
T-cell lymphomas.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with U.S.-based Corvus Pharmaceuticals and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – CPI-006, CPI-818 and ciforadenant – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus initially retained a 49.7% equity stake in Angel Pharmaceuticals and designated three individuals on Angel’s five-person Board of Directors.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-006, CPI-818 and ciforadenant, the Company’s ability and Angel Pharmaceutical’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 3 clinical trial of CPI-006 for COVID-19, the timing of the availability and announcement of clinical data and certain other product development milestones, and the sufficiency of the Company’s cash resources and operating expenses for the full year 2021. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Securities and Exchange Commission on April 29, 2021, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of CPI-006, CPI-818 and ciforadenant; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; whether the FDA accepts data from trials conducted in foreign locations, including China; the unpredictability of any ongoing or future trade dispute between the United States and China; the costs of clinical trials may exceed expectations; the Company’s ability to raise additional capital; the effects of COVID-19 on the Company’s clinical programs and business operations. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
	(unaudited)
Operating expenses:
Research and development	$8,230	$10,163
General and administrative	3,253	3,106
Total operating expenses	11,483	13,269
Loss from operations	(11,483)	(13,269)
Interest income and other expense, net	3	334
Loss from equity method investment	(100)	-
Net income (loss)	$(11,580)	$(12,935)
Net income (loss) per share, basic and diluted	$(0.34)	$(0.44)
Shares used to compute net loss per share, basic and diluted	34,515,116	29,411,233

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$67,969	$44,259
Operating lease right-of-use asset	1,455	1,648
Other assets	2,687	2,397
Investment in Angel Pharmaceuticals	37,125	37,225
Total assets	$109,236	$85,529
Liabilities and stockholders’ equity
Accounts payable and accrued liabilities and other liabilities	$12,801	$11,071
Operating lease liability	2,050	2,310
Stockholders’ equity	94,385	72,148
Total liabilities and stockholders’ equity	$109,236	$85,529

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
W2O pure
+1-949-903-4750
sseapy@purecommunications.com